Exhibit 11.1

                  Casella Waste Systems, Inc. and Subsidiaries
          Computation of Pro Forma Weighted Average Shares Outstanding

                                                                                For the Three
                                                            For the Year         Months Ended
                                                           Ended April 30,        July 31,
                                                               1997                 1997
                                                           ---------------      -------------
Weighted average shares of Class A
     Common Stock outstanding                                    2,321,176        2,858,141
Weighted average shares of Class B
     Common Stock outstanding                                    1,000,000        1,000,000
Weighted average shares of Series A Redeemable Preferred
     Stock with warrants exercisable outstanding (1)               516,620          516,620
Weighted average shares of Series B Redeemable Preferred
     Stock with warrants exercisable outstanding (1)             1,294,579        1,294,579
Weighted average shares of Series D Convertible Redeemable
     Preferred Stock outstanding (1)                             1,922,169        1,922,169
Dilutive effect of common and common equivalent
     shares issued subsequent to August 7, 1996 computed
     in accordance with the treasury stock method (1)              353,588          151,650
                                                                 ---------        ---------
Pro forma weighted average number of common and
     common equivalent shares outstanding                        7,408,132        7,743,159
                                                                 =========        =========

(1) Pursuant to SEC Staff Accounting Bulletin No 83, common and preferred stock, and stock options issued at prices below an assumed initial public offering price of $____ per share during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.